China Automotive Systems Reports 88% Revenue Growth
in 2010 First Quarter

- Q1 diluted EPS $0.34，up 302% YoY –

WUHAN, China, May 6, 2010 -- China Automotive Systems, Inc. (the "Company"), (NASDAQ: CAAS), a leading power steering components and systems supplier in China, today announced record financial results for the first quarter ended March 31, 2010.

  2010 First Quarter Highlights:

-- Net sales increased 88% YoY to a new first quarter sales record of $84.2 million;
-- Gross margin was 26.8% versus 24.4% a year ago and 23.8% in Q4 2009;
-- Operating income climbed 124.1% YoY to a quarterly record $16 million;
-- Net income rose 357.6% YoY to a quarterly record $10.3 million; diluted EPS at quarterly record $0.34;
-- Cash and equivalents were $51.1 million at March 31, 2010;
-- Net cash flow from operations was $13.5 million.

Net sales for the first quarter of 2010 represented an 88.5% year-over-year increase to $84.2 million, the highest first quarter sales in the Company's history, versus $44.7 million in the 2009 first quarter. All of the revenue increase was due to organic growth.

Gross profit in the first quarter of 2010 was $22.5 million, a 106.7% or $11.6 million year-over-year increase, compared with $10.9 million for the same quarter in 2009. The gross margin in the first quarter of 2010 was 26.8%, compared with 24.4% a year ago and 23.8% in the preceding quarter.  The Company has reclassified warranty expenses from selling expenses to cost of goods sold. Without giving effect to this reclassification, gross margin in the first quarter of 2010 would have been 30.2%, compared with 27.3% a year ago and 29.0% in the preceding quarter. Details of the reclassification are set forth in the table below.

Selling expenses in the first quarter were $1.9 million as compared to $1.1 million in the same quarter a year ago, but declined from the $3.2 million reported in the 2009 fourth quarter. Selling expenses as a percentage of revenue for the first quarter of 2010 were 2.2% as compared to 2.4% for the same period in 2009.

Reclassification table:

	First quarter, 2010	First quarter, 2009
Net sales	$84,232,689	$44,697,446
Cost of goods sold before reclassification	58,778,370	32,499,615
Gross profit before reclassification	25,454,319	12,197,831
Gross margin before reclassification	30.2%	27.3%
Warranty expenses	2,919,302	1,294,486
Cost of goods sold after reclassification	61,697,672	33,794,101
Gross profit after reclassification	22,535,017	10,903,345
Gross margin after reclassification	26.8%	24.4%

Selling expenses before reclassification	4,787,105	2,359,166
Minus: Warranty expenses	2,919,302	1,294,486
Selling expenses after reclassification	$1,867,803	$1,064,680

General and administrative (G&A) expenses in the first quarter were $3.6 million as compared to $1.8 million in the same quarter a year ago, but were lower than the $5.5 million in the 2009 fourth quarter. G&A expenses as a percentage of revenue for the first quarter of 2010 were 4.3% as compared to 4.0% for the same period in 2009. Research and development (R&D) expenses rose to $1.3 million in the 2010 first quarter from $439,922 for the first quarter of 2009 as the Company continues to invest in R&D for new products.

Operating income increased by 124.1% year-over-year to $15.9 million in the first quarter of 2010, compared with $7.1 million in the 2009 first quarter, and was 71.7% above the 2009 fourth quarter. The operating margin was almost 19% in the 2010 first quarter versus 15.9% in the same quarter in 2009 and rose significantly compared with 11.1% in the fourth quarter of 2009.

Net income attributable to common shareholders was $10.3 million for the first quarter, or $0.34 per diluted share, compared with $2.3 million, or $0.08 per diluted share in the same quarter in 2009. The net margin for net income attributable to common shareholders rose to 12.3% in the 2010 first quarter from 5.1% in the first quarter of 2009 and from 7.8% in the fourth quarter of 2009. The diluted weighted average shares outstanding were 31.6 million in the first quarter of 2009, compared with 31.9 million at the end of March in 2009.

As of March 31, 2010, total cash and cash equivalents were $51.5 million, as compared with $37.6 million as of March 31, 2009. Stockholders’ equity increased to $116.0 million as of March 31, 2010 from $105.7 million as of December 31, 2009. Working capital grew by 67.5% versus a year ago and reached $70.0 million. Net cash flow from operations was $13.5 million for the three months ended March 31, 2010.

Mr. Qizhou Wu, Chief Executive Officer of China Automotive Systems, commented, "We are encouraged by our first quarter result and long term growth potential of world's largest auto nation. With the high saving account balance, Chinese consumers are increasing consumption of durable goods. Auto, as the second highest price tag after housing, remains a natural candidate for Chinese consumers. Auto is also the largest beneficiary of the changing life styles in China, as it gives Chinese people more freedom to travel within and outside of the cities."

"China Automotive Systems' near-term execution and long-term strategy remain intact. We continue to focus on expansion within existing customers and penetration into new customers. Our closer relationships with large OEMs help improve their margins and enhance their competitiveness in the marketplace. Our track record and progression with Chery Auto, BYD, Geely and Brilliance, all speak volumes for the successful implementation of our growth strategy. As we continue to win contracts from more high-quality OEMs who have proven growth records, we have gradually established a large customer base and ability to optimize production cycles to meet the surging needs of the top sellers. This is the reason why we can consistently outgrow the overall auto market in China." Mr. Wu concluded.

Recent Developments

On February 24, 2010, the Board of Directors increased the registered capital of Hengsheng, one of the Company’s subsidiaries, to $16 million from $10 million. The additional investment has been completed and is planned for expanding the plant and the addition of new machinery and equipment. The investment was funded by the Company’s working capital balances.

On January 24, 2010, the Company announced that its subsidiary Great Genesis Holdings Limited signed a definitive agreement to form a joint venture ("JV") with the Beijing Hainachuan Auto Parts Co. Ltd., subsidiary of Beijing Automobile Industrial Holdings ("Beijing Auto"). The new joint venture, Beijing Hailong Automotive System Co., Ltd., will design, develop and manufacture both hydraulic and electric power steering systems and parts at competitive prices to meet the growing power steering needs of Beijing Auto. A new production facility is expected to be completed and operational within 18 months with a designed capacity for 300,000 units of hydraulic and 200,000 units of electric power steering systems plus parts.

On January 22, 2010, the Company announced that its previously announced OEM in North America was Chrysler. Exports to the U.S. for the award-winning Jeep Wrangler had begun in mid-2009 and were continuing.

2010 Outlook

Management raised revenue guidance to 25% year-over-year growth for the 2010 year. This target is based on the Company's current views on operating and market conditions, which are subject to change.

Conference Call

Management will conduct a conference call on Thursday, May 6th at 8:00 a.m. Eastern Daylight Time to discuss these results. A question and answer session will follow management's presentation.

To participate, please call the following numbers 10 minutes before the call start time and ask to be connected to the “China Automotive Systems” conference call:

Phone Number: +1-877-407-9205 (North America)

Phone Number: +1-201-689-8054 (International)

In addition, the conference call will be broadcast live over the Internet at:

http://www.caasauto.com

Please go to the web site at least 15 minutes early to register, download and install any necessary software.

A telephone replay of the call will be available after the conclusion of the conference call through 11:59 PM EDT on Thursday, May 20, 2010. The dial-in details for the replay are: U.S. Toll Free Number +1-877-660-6853, International dial-in number +1-201-612- 7415; using Account "286" and Conference ID "350127" to access the replay. The internet audio stream will also be available until 11:59 pm EDT on Thursday, May 20th.

About China Automotive Systems, Inc.
Based in Hubei Province, People's Republic of China, China Automotive Systems, Inc. is a leading supplier of power steering components and systems to the Chinese automotive industry, operating through nine Sino-foreign joint ventures. The Company offers a full range of steering system parts for passenger automobiles and commercial vehicles. The Company currently offers 4 separate series of power steering with an annual production capacity of over 2.5 million sets, steering columns, steering oil pumps and steering hoses. Its customer base is comprised of leading Chinese auto manufacturers such as China FAW Group, Corp., Dongfeng Auto Group Co., Ltd., BYD Auto Company Limited, Beiqi Foton Motor Co., Ltd. and Chery Automobile Co., Ltd.. For more information, please visit: http://www.caasauto.com.

Safe Harbor Statement
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations or beliefs, including, but not limited to, statements concerning the Company's operations, financial performance and condition and the impact of acquisitions on its financial performance. For this purpose, statements that are not statements of historical fact may be deemed to be forward-looking statements. The Company cautions that these statements by their nature involve risks and uncertainties, and actual results may differ materially depending on a variety of important factors, including, among others, the impact of competitive products, pricing and new technology; changes in demand for the Company's products; changes in consumer preferences and tastes and effectiveness of marketing; changes in laws and regulations; fluctuations in costs of production, delays and cost overruns related to developing and opening new production facilities; and other factors as discussed in the Company's reports filed with the Securities and Exchange Commission from time to time.

For further information, please contact:

     Jie Li
     Chief Financial Officer
     China Automotive Systems
     jieli@chl.com.cn

     Kevin Theiss
     Investor Relations
     Grayling
     +1-646-284-9409
     kevin.theiss@grayling.com

China Automotive Systems, Inc.
Condensed Consolidated Balance Sheets

	March 31, 2010	December 31, 2009
	(US$,Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$51,075,033		$43,480,176
Pledged cash deposits	13,976,353		12,742,187
Accounts and notes receivable, net, including $1,526,905 and $1,441,939 from related parties at March 31, 2010 and December 31, 2009	168,252,346		154,863,292
Advance payments and other, including $1,080,591 and $0 to related parties at March 31, 2010 and December 31, 2009	7,549,606		2,413,556
Inventories	35,383,898		27,415,697
Current deferred tax assets	1,555,114		1,381,868
Total current assets	$277,792,350		$242,296,776
Long-term Assets:
Property, plant and equipment, net	$60,605,816		$60,489,798
Intangible assets, net	516,052		561,389
Other receivables, net, including $332,955 and $65, 416 from related parties at March 31, 2010 and December 31, 2009	1,950,782		1,064,224
Advance payments for property, plant and equipment, including $1,962,472 and $2,579,319 to related parties at March 31, 2010 and December 31, 2009	8,323,825		6,369,043
Long-term investments	79,106		79,084
Non-current deferred tax assets	2,447,578		2,172,643
Total assets	$351,715,509		$313,032,957
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Bank loans	$4,394,767		$5,125,802
Accounts and notes payable, including $2,685,916 and $1,537,827 to related parties at March 31, 2010 and December 31, 2009	124,659,294		107,495,833
Convertible notes payable	28,747,192		28,640,755
Derivative liabilities	730,981		880,009
Customer deposits	6,894,977		1,918,835
Accrued payroll and related costs	3,039,446		3,040,705
Accrued expenses and other payables	22,381,164		17,708,681
Accrued pension costs	3,859,241		3,778,187
Taxes payable	12,899,736		11,365,016
Amounts due to shareholders/directors	186,888		-
Total current liabilities	$207,793,686		$179,953,823
Long-term liabilities:
Advances payable	234,007		233,941
Total liabilities	$208,027,693		$180,187,764
Significant concentrations
Related party transactions
Commitments and contingencies
Subsequent events
Stockholders' equity:：
Preferred stock, $0.0001 par value - Authorized - 20,000,000 shares Issued and outstanding – None	$	$
Common stock, $0.0001 par value - Authorized - 80,000,000 shares Issued and Outstanding – 27,046,244 shares at March 31, 2010 and December 31, 2009	2,704		2,704
Additional paid-in capital	27,515,064		27,515,064
Retained earnings-
Appropriated	8,324,533		8,324,533
Unappropriated	68,977,192		58,642,023
Accumulated other comprehensive income	11,225,521		11,187,744
Total parent company stockholders' equity	116,045,014		105,672,068
Non-controlling interests	27,642,802		27,173,125
Total stockholders' equity	$143,687,816		$132,845,193
Total liabilities and stockholders' equity	$351,715,509		$313,032,957

China Automotive Systems, Inc.
Condensed Consolidated Statements of Operations (US$, Unaudited)

	Three Months Ended March 31,
	2010	2009
Net product sales, including $1,660,393 and $559,011 to related parties for the three months ended March 31, 2010 and 2009	$84,232,689	$44,697,446
Cost of product sold, including $4,347,288 and $2,126,737 purchased from related parties for the three months ended March 31, 2010 and 2009	61,697,672	33,794,101
Gross profit	22,535,017	10,903,345
Add: Gain on other sales	451,610	66,879
Less: Operating expenses-
Selling expenses	1,867,803	1,064,680
General and administrative expenses	3,604,784	1,801,702
R&D expenses	1,301,758	439,922
Depreciation and amortization	321,793	571,413
Total Operating expenses	7,096,138	3,877,717
Income from operations	15,890,489	7,092,507
Add: Other income, net	15,528	-
Financial income (expenses) net	(368,011)	(439,480)
Gain on change in fair value of derivative	149,028	(1,560,848)
Income before income taxes	15,687,034	5,092,179
Less: Income taxes	2,285,522	1,449,670
Net income	$13,401,512	$3,642,509
Net income attributable to noncontrolling interest	3,066,343	1,383,697
Net income attributable to parent company	$10,335,169	$2,258,812
Net income per common share attributable to parent company–
Basic	$0.38	$0.08
Diluted	$0.34	$0.08
Weighted average number of common shares outstanding –
Basic	27,046,244	26,983,244
Diluted	31,564,462	31,947,823

China Automotive Systems, Inc.
Condensed Consolidated Statements of Cash Flows (US$, Unaudited)

	Three Months Ended March 31,
	2010	2009
Cash flows from operating activities:
Net income	$13,401,512	$3,642,509
Adjustments to reconcile net income from continuing operations to net cash provided by operating activities:
Depreciation and amortization	2,358,266	2,026,816
Allowance for doubtful accounts (Recovered)	218,944	(650,590)
Deferred income taxes assets	(447,191)	112,451
Amortization for discount of convertible note payable	106,437	122,347
(Gain) loss on change in fair value of derivative	(149,028)	1560,848
Other operating adjustments	99	(1,234)
Changes in operating assets and liabilities:
(Increase) decrease in:
Pledged deposits	(1,230,619)	(1,102,026)
Accounts and notes receivable	(13,455,446)	(6,482,746)
Advance payments and other	(5,135,625)	(779,329)
Inventories	(7,960,570)	(1,379,040)
Accounts and notes payable	17,133,541	7,069,389
Customer deposits	4,976,051	280,763
Accrued payroll and related costs	(2,105)	90,811
Accrued expenses and other payables	2,063,614	690,931
Accrued pension costs	80,002	(91254)
Taxes payable	1,531,557	3,779,564
Net cash provided by operating activities	$13,489,439	$8,890,210
Cash flows from investing activities:
(Increase) decrease in other receivables	(979,428)	(111,395)
Cash received from equipment sales	237,457	34,020
Cash paid to acquire property, plant and equipment	(4,616,312)	(4,296,391)
Cash paid to acquire intangible assets	(2,504)	(292,573)
Net cash (used in) investing activities	$(5,360,787)	$(4,666,339)
Cash flows from financing activities:
Proceeds from (repayment of) bank loans	(732,462)	(2,194,298)
Dividends paid to the non-controlling interest holders of Joint-venture companies	-	(1,550,637)
(Decrease) in amounts due to shareholders/directors	186,845	-
Net cash provided by (used in) financing activities	$(545,617)	$(3,744,935)
Cash and cash equivalents effected by foreign currency	$11,822	$(7,020)
Net increase in cash and cash equivalents	7,594,857	471,916
Cash and cash equivalents at beginning of period	43,480,176	37,113,375
Cash and cash equivalents at end of period	$51,075,033	$37,585,291

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